EXHIBIT (4)
SUBSCRIPTION FORM

To:     MedStrong International Corporation

     The undersigned, ____________________________ (print name(s)) hereby acknowledges receipt of the Prospectus, dated _________________, 2001, of MedStrong International Corporation (the “Company “) and subscribes for the following number of units, each consisting of one (1) share of common stock of the Company and one (1) warrant to purchase one (1) share of common stock of the Company at a purchase price of $.75 (“Unit”), of the Company upon the terms and conditions set forth therein:

Number of Units: Price Per Unit: Payment Enclosed:	_______________ $ .50 $______________	All Subscriptions are subject to acceptance by the Company, to availability, and to certain other conditions, and any subscription may be declined in whole or in part by return of the subscription monies without interest.

(a minimum investment requirement of $2,500 or 5000 units)

Payment Instructions

PAYMENT BY WIRE
(If wiring funds, please give this page to your bank)
Your bank should wire transfer only U.S. dollars via Fedwire to:

[WIRE INSTRUCTIONS]

Please also have your bank fax the following message (fax number              ) to _________________.

"__________________ – We have credited your account at ____________________ for
_________________ by order of ______________________ on _________________.”
    (insert amount)                                (insert name of investor)                  (insert date)

IMPORTANT:

1)     Please have your bank identify on the wire transfer the name of the intended investor.
2)     We recommend that your bank charge its wiring fees separately so that an even amount may be invested.

PAYMENT BY CHECK

If payment is in check form, it must be in U.S. dollars made payable to [“MedStrong International Corporation Escrow Account"] and sent to: [            ]

THIS PAGE FOR CALIFORNIA RESIDENTS ONLY.
IF YOU ARE NOT A CALIFORNIA RESIDENT PROCEED TO THE NEXT PAGE.

Suitability Representations of California Resident Investors
All California residents must complete the following information. If you do not initial either box (1) or (2) and (3), you are not a suitable investor.

________ (Initial)	•	(1)	The investor hereby certifies that he/she is a suitable investor because he/she has an individual liquid net worth of not less than $75,000 and a gross annual income of not less than $50,000. (For purposes of this questionnaire, the meaning of “liquid net worth” shall exclude, home, home furnishings and automobiles.)

________ (Initial)	•	(2)	The investor hereby certifies that he/she is a suitable investor because he/she has an individual liquid net worth of $150,000. (For purposes of this questionnaire, the meaning of “liquid net worth” shall exclude, home, home furnishings and automobiles.)

	•

________ (Initial)	•	(3)	The investor hereby certifies that the amount he/she is investing in the Company does not exceed 10% of the investor’s net worth.

Date: ___________________, 2001	Accepted by Company:

__________________________________ (Signature of Subscriber)	______________________________ (Signature of Authorized Officer/Title)

__________________________________ (Signature of Subscriber)	for ____________________Shares

__________________________________ (Social Security or Tax I.D.)

__________________________________ (Social Security or Tax I.D.)

The certificates for such stock are to be issued as follows:	Check one if more than one owner:

__________________________________ (Name(s))	☐ Joint tenants WRS

__________________________________	☐ Tenants in Common

__________________________________ (Address)	☐ Custodian under UGMA

__________________________________	Other: ____________________

__________________________________

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